As filed with the Securities and Exchange Commission on September 17, 2014

Registration No. 333-198151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROQR THERAPEUTICS B.V.*

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

The Netherlands	2834	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Daniel de Boer, Chief Executive Officer

ProQR Therapeutics B.V.

Darwinweg 24

2333 CR Leiden

The Netherlands

+31 (0)85 4 89 49 32

(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8800

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Bloom, Esq. Danielle M. Lauzon, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	René Beukema, Chief Corporate Development Officer & General Counsel ProQR Therapeutics B.V. Darwinweg 24 2333 CR Leiden The Netherlands +31 (0)85 4 89 49 32	Brian A. Johnson, Esq. Timothy J. Corbett, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	We intend to convert the legal form of our company under Dutch law prior to the completion of this offering from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) and to change our name from ProQR Therapeutics B.V. to ProQR Therapeutics N.V.

Explanatory Note

The sole purpose of this Amendment No. 3 to the Registration Statement on Form F-1 is to amend the exhibit index and to submit exhibits 5.1, 23.1 and 23.2. Accordingly, this Amendment No. 3 consists only of this explanatory note and Part II, including the signature page and the exhibit index. This Amendment No. 3 does not contain a copy of the prospectus that was included in Amendment No. 2 to the Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors.

Although Dutch law does not expressly provide for the indemnification of directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the management board and supervisory board is, in principle, accepted in the Netherlands. Our articles of association provide that we will indemnify our management board members, supervisory board members, former management board members and former supervisory board members against (i) any financial losses or damages incurred by such indemnified person and (ii) any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, in which he becomes involved, to the extent this relates to his position with the company, in each case to the fullest extent permitted by applicable law. No indemnification shall be given to an indemnified person (a) if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings result from either an improper performance of his duties as an officer of the company or an unlawful or illegal act and (b) to the extent that his financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so). Our supervisory board may stipulate additional terms, conditions and restrictions in relation to such indemnification.

Reference is made to Sections 6 and 7 of the form of Underwriting Agreement filed as Exhibit 1.1 to the registration statement, which sets forth the registrant’s and the underwriters’ respective agreement to indemnify each other and to provide contribution in circumstances where indemnification is unavailable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Recent sales of unregistered securities

Set forth below is information regarding option awards and unrestricted and restricted share issuances made by us since our incorporation in February 2012. Also included is the consideration, if any, received by us for such option awards and shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Option awards

The table below summarizes all the option awards we have made since our inception pursuant to our Stock Option Plan. The grant of the option awards and the issuance of ordinary shares upon the exercise of options described in the table below were or will be made pursuant to Regulation S under the Securities Act, written compensatory plans or arrangements with our employees and directors in reliance on the exemption provided by Rule 701 promulgated under Section 3(b) of the Securities Act, or Rule 701. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Date Of Grant	Number Of Shares Underlying Share Options	Current Exercise Price Per Share
September 26, 2013	272,530	€1.11
December 1, 2013	107,811	€1.11
January 1, 2014	10,180	€1.11
January 14, 2014	122,165	€1.11
February 1, 2014	71,263	€1.11
May 1, 2014	107,811	€3.04
May 31, 2014	23,924	€3.04
June 30, 2014	253,493	€3.04

Share issuances

On April 21, 2012, we entered into a seed loan agreement with certain investors and the chairman of our supervisory board, Dinko Valerio, in the principal amount of €300,000. On August 21, 2012, we issued an aggregate of 1,760,501 ordinary shares pursuant to the conversion of the seed loan agreement and for additional consideration of €201,765 in cash.

On February 6, 2013, we issued an aggregate of 1,972,050 ordinary shares to certain investors for aggregate consideration of €1,472,601 in cash.

On May 3, 2013, we issued an aggregate of 1,620,723 ordinary shares to certain investors for aggregate consideration of €1,559,770 in cash.

On November 22, 2013, we issued convertible notes to certain investors in the principal amount of €2,500,000.

On April 17, 2014, we issued an aggregate of 8,265,179 preferred shares pursuant to the conversion of the convertible notes and for additional consideration of €39,498,410 in cash.

On June 30, 2014, we issued 61,185 depository receipts to two existing shareholders upon the exercise of options to purchase depository receipts for aggregate consideration of €68,117 in cash.

All of the foregoing issuances were made outside the United States pursuant to Regulation S or to U.S. persons pursuant to Section 4(2) of the Securities Act.

Item 8. Exhibits and financial statement schedules

(a) The Exhibit Index is incorporated herein by reference.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Leiden, the Netherlands, on September 17, 2014.

PROQR THERAPEUTICS B.V.

By:	/s/ Daniel de Boer
Name:	Daniel de Boer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Daniel de Boer Daniel de Boer	Chief Executive Officer and Director, Management Board (Principal Executive Officer)	September 17, 2014

/s/ André Verwei André Verwei	Head of Finance (Principal Financial and Accounting Officer)	September 17, 2014

* René Beukema	Director, Management Board	September 17, 2014

* Dinko Valerio	Chairman, Supervisory Board	September 17, 2014

* Antoine Benjamin Papiernik	Director, Supervisory Board	September 17, 2014

* Henri Termeer	Director, Supervisory Board	September 17, 2014

*By:	/s/ Daniel de Boer
Name: Title:	Daniel de Boer Attorney in Fact

PROQR THERAPEUTICS B.V. Authorized Representative in the United States

By:	/s/ Donald J. Puglisi	September 17, 2014
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

3.1**	Articles of Association of the Registrant as in effect prior to this offering

3.2**	Form of Deed of Amendment to Articles of Association of the Registrant to be effective prior to the effectiveness of this registration statement

3.3**	Form of Amended Articles of Association of the Registrant to be effective upon the closing of this offering

4.1**	Form of Registration Rights Agreement by and between the Registrant and the shareholders party thereto to be entered into following the closing of this offering

5.1	Opinion of NautaDutilh N.V., Dutch legal counsel of the Registrant

10.1**#	ProQR Therapeutics B.V. Stock Option Plan and forms of notice of grant thereunder

10.2**#	ProQR Therapeutics N.V. Stock Option Plan and forms of notice of grant thereunder

10.3**#	Form of Management Services Agreement by and between the Registrant and Daniel Anton de Boer

10.4**#	Form of Management Services Agreement by and between the Registrant and René Beukema

10.5**	Form of Call Option Agreement by and between the Registrant and Stichting Continuity ProQR Therapeutics to be effective upon the closing of this offering

10.6**	Sublease of Office Accommodation dated as of September 5, 2013 by and between the Registrant and Pharming Technologies B.V.

10.7**	Sublease Agreement dated as of April 1, 2013 by and between the Registrant and MicroSafe Laboratories

10.8†**	Exclusive Patent License Agreement dated as of May 29, 2012 by and between the Registrant and The General Hospital Corporation d/b/a Massachusetts General Hospital

10.9†**	Agreement dated as of August 1, 2014 by and between the Registrant and Cystic Fibrosis Foundation Therapeutics, Inc.

10.10**#	Form of Indemnification Agreement for the Managing Directors, Supervisory Directors and officers of the Registrant

21.1**	Subsidiaries of the Registrant

23.1	Consent of Deloitte Accountants B.V., Independent Registered Public Accounting Firm

23.2	Consent of NautaDutilh N.V. (included in Exhibit 5.1)

24.1**	Powers of Attorney (included on signature page to the initial filing of this registration statement)

*	To be filed by amendment
**	Previously filed.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission
#	Management contract or compensatory plan or arrangement